Exhibit 23

                       INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the registration statement of United Heritage Corporation on Form S-8 filed with the Securities and Exchange commission on November 15, 1993; September 14, 1995; February 28, 1997; September 30, 1998; and December 6, 2000 for the 1993 Stock Bonus Plan and 1995, 1996, 1998 and 2000 Stock Option Plans, respectively, of United Heritage Corporation of our report dated May 29, 2002, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 2003 and 2002, and for each of the two years in the period ended March 31, 2003, which report is included in this Annual Report on Form 10-KSB of United Heritage Corporation for the year ended March 31, 2003. We also consent to the reference to our firm under the caption "Experts."



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
June 27, 2003